Exhibit 10


                                  AMENDMENT TO
                     SETTLEMENT AGREEMENT AND MUTUAL RELEASE

     This Amendment to Settlement Agreement and Mutual Release (this "Amendment") is entered into as of March 31, 2006 by and among AKSYS, LTD., a Delaware corporation (the "Company"), DURUS LIFE SCIENCES MASTER FUND LTD., a Cayman Islands company ("Durus"), and ARTAL LONG BIOTECH PORTFOLIO LLC, a Delaware limited liability company ("Artal"). Durus and Artal are collectively referred to herein as the "Investors," and each is individually referred to herein as an "Investor."

     A. The Company, Durus, Durus Capital Management, LLC, Durus Capital Management (N.A.), LLC, Artal and Scott Sacane are parties to that certain Settlement Agreement and Mutual Release, dated as of February 23, 2004 (the "Settlement Agreement").

     B. Under the terms of the Settlement Agreement, the parties agreed to certain matters related to, among other things, the acquisition, ownership, trading or disposition of shares of the Company's common stock by the Investors.

     C. In connection with the execution and delivery of the Securities Purchase Agreement, dated as of March 31, 2006, by and between the Company and Durus (the "Purchase Agreement") and the execution and delivery of the Transaction Documents (as defined in the Purchase Agreement), the Company and the Investors have agreed to amend the Settlement Agreement as provided herein as to themselves only in accordance with Section 17(b) of the Settlement Agreement.

     D. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Settlement Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

     1. Amendment to Settlement Agreement. Effective immediately upon execution of this Amendment, as between the Company, on the one hand, and each of the Investors and their respective Affiliates and Associates, on the other hand, the following sections of the Settlement Agreement are hereby terminated and deemed to be deleted in their entirety and are and shall be of no further force and effect: Sections 3, 5, 6, 7, 11(c), 11(d), 12, 13 and 27(a).

     2. Termination of Irrevocable Proxy. The Company hereby consents to the termination of the irrevocable proxies provided by the Investors to any and all Voting Designees pursuant to Section 16 of the Settlement Agreement, including Georgeson Shareholder Communications, Inc., and the Company hereby authorizes the Investors to provide written notice to such Voting Designees of the Company's consent to such termination.

     3. Full Force and Effect. Except as expressly modified by this Amendment, all terms, conditions and provisions of the Settlement Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between the Settlement Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

     4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. A facsimile, telecopy or other reproduction of this Amendment may be executed by any party hereto and delivered by such party by facsimile or other electronic transmission, and such execution and delivery shall be considered valid, binding and effective for all purposes.

     5. Further Assurance. The parties hereto further agree to do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to effect the foregoing.

     6. Entire Agreement. The Settlement Agreement, the Purchase Agreement, the Mutual Release, the amendment to the Rights Agreement (referenced in Section
2.8.2 of the Purchase Agreement) and this Amendment constitute the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous representations, discussions, proposals, negotiations, conditions and agreements, whether oral or written, and all communications between the parties relating to the subject matter of the Settlement Agreement, the Investor Rights Agreement and this Amendment, including any limitations on the Investors' and their respective Affiliates' and Associates' right to vote or take any other action with respect to the shares of capital stock of the Company held by them.

     6. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware, without giving effect to the conflicts or choice of law provisions thereof.






                            [Signature page follows]

     IN WITNESS WHEREOF, the Investors and the Company have executed this Amendment to Settlement Agreement as of the date first above written.


                                      AKSYS, LTD.


                                      By:  /s/ Laurence P. Birch
                                           ------------------------------------
                                           Name: Laurence P. Birch
                                           Title: CEO


                                      DURUS LIFE SCIENCES MASTER FUND LTD.


                                      By:  /s/ Leslie L. Lake
                                           ------------------------------------
                                           Name: Leslie L. Lake
                                           Title: Director


                                      ARTAL LONG BIOTECH PORTFOLIO LLC

                                      By: Artal Alternative Treasury Management
                                      Its: Managing Member


                                      By:  /s/ Christian Tedeschi
                                           ------------------------------------
                                           Name: Christian Tedeschi
                                           Title: Managing Director

                                       2